Exhibit (d)(5)

CONFIDENTIAL

EXECUTION VERSION

HGGC Fund II, L.P.

HGGC Fund II-A, L.P.

HGGC Fund II-B, L.P.

HGGC Fund II-C, L.P.

HGGC Fund II-D, L.P.

HGGC Associates II, L.P.

HGGC Affiliate Investors II, L.P.

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

April 30, 2018

Riptide Parent, LLC

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

Attn:	Leslie M. Brown, Jr.

Kurt A. Krieger

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among RPX Corporation, a Delaware corporation (the “Company”), Riptide Parent, LLC, a Delaware limited liability company (“you” or “Parent”), and Riptide Purchaser, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

1. We are pleased to advise you that the undersigned private equity investment funds (“Investors”), hereby severally (and not jointly or jointly and severally) commit, conditioned only upon (i) the satisfaction, or waiver (without subsequent revocation) as permitted pursuant to the Merger Agreement (with respect to any waiver by Parent or Purchaser, subject to the prior written approval of the Investors), of all of the Offer Conditions as of immediately prior to the Expiration Time, (ii) the substantially contemporaneous funding of the Debt Financing at the Offer Acceptance Time and (iii) the substantially contemporaneous consummation of the acquisition of the Company Shares tendered in the Offer at the Offer Acceptance Time, to contribute to Parent, at or prior to the Offer Closing in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly through one or more of its affiliated funds to be designated by it, an aggregate amount of up to US$233,000,000 (the “Commitment”)

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in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the immediately following sentence), it being understood and agreed that each Investor shall not, under any circumstances, be obligated under this letter to (or be obligated to cause any other Person to) contribute to, purchase equity from or otherwise provide funds to Parent (or any other Person in respect of the transactions contemplated by the Merger Agreement) in an amount in excess of the percentage of the Commitment set forth opposite such Investor’s name on Schedule A hereto (such amount with respect to each Investor, such Investor’s “Maximum Investor Commitment”). The amount of the Commitment may be reduced by Parent (a) in an amount specified by Parent solely to the extent it will be possible, notwithstanding such reduction, for Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof, and/or (b) on a dollar-for-dollar basis by the amount of any additional third-party financing obtained by Parent or any of its Affiliates at or prior to the Closing (excluding any amounts committed under the Debt Commitment Letter); provided, however, that the Commitment shall not be reduced pursuant to this clause (b) unless and until such third party financing is funded at the Offer Closing. Notwithstanding anything to the contrary in this letter, to the extent Parent is relieved for any reason of its obligation under the Merger Agreement, the corresponding obligations of Investors to fund their respective Maximum Investor Commitments hereunder shall be similarly reduced on a pro rata basis (and without duplication).

2. Except as set forth in paragraph 4, the Commitment is solely for the benefit of Parent and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any Person (other than the Investors, Parent and the Company), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any Person other than the Investors, Parent and the Company. Without limiting the foregoing, none of the creditors of any of the Investors, Parent, Purchaser or any of their Affiliates shall have any direct or indirect right to enforce this letter or to cause Parent to enforce this letter.

3. Each Investor’s obligation to fund the Maximum Investor Commitment required to be funded by such Investor pursuant to Schedule A hereof will terminate and expire on the earliest to occur of (i) the Effective Time (assuming the payment by such Investor of its portion of the Commitment in accordance with the terms hereof), (ii) the valid termination of the Merger Agreement in accordance with the terms thereof, (iii) the date on which any claim is brought by the Company under, or any Claim is brought by the Company with respect to, the Limited Guarantee, any Guarantor (as defined in the Limited Guarantee) or any Guarantor Affiliate (as defined in the Limited Guarantee) (other than in respect of a Guaranteed Obligation (as defined in the Limited Guarantee) or a claim for specific performance under and in accordance with the terms of this letter), or (iv) the date on which any other claim is brought by the Company under, or Claim is initiated by the Company against an Investor or any Affiliate thereof in connection with, this letter, the Limited Guarantee, the Merger Agreement or any transaction contemplated

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hereby or thereby or otherwise relating thereto, other than Guarantee Claims, Merger Agreement Claims or Equity Commitment Claims (in each case, as defined in the Limited Guarantee) (such earliest date, the “Commitment Expiration Date”). From and after the Commitment Expiration Date, neither any Investor nor any Non-Recourse Parent Party (as defined below) shall have any further liability or obligation to any Person hereunder; provided, however, that, for the avoidance of doubt, such termination shall not, in and of itself, relieve any Person of any liability or obligation it may have under the Limited Guarantee; provided, further, that any litigation commenced by the Company in a court of competent jurisdiction within thirty (30) days following the Commitment Expiration Date and arising out of a breach of paragraph 1 of this letter shall survive any termination of the Commitment until the final and non-appealable resolution of such litigation; otherwise no rights of the Company hereunder shall survive the Commitment Expiration Date; provided, further, that in the event that the Closing occurs, the Company shall not be entitled to commence any such litigation following the Closing.

4. This letter shall inure to the benefit of and be binding upon Parent and each of the Investors. Each Investor acknowledges (i) that the Company is an express third party beneficiary hereof, entitled to specifically enforce the obligations of such Investor against such Investor to the full extent hereof in connection with the Company’s exercise of its rights under and in accordance with Section 9.10 of the Merger Agreement (subject to the limitations set forth therein) and, in connection therewith, the Company has the right to seek an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Purchaser to cause, or to directly cause, each Investor to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter, in each case, when all of the conditions to funding the Commitment set forth herein have been satisfied and as otherwise contemplated by the exercise of the Company’s rights under Section 9.10 of the Merger Agreement, and the Company shall have no other rights or remedies hereunder and (ii) that the Company may, in its sole discretion, bring and prosecute a separate action against each of the Investors for such Investor’s Maximum Commitment Amount, regardless of whether any action is brought against Purchaser, Parent or any of the other Investors or whether any such Person is joined in any such action or actions. Each Investor accordingly agrees, subject in all respects to Section 9.10 of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, or any similar grounds. Each Investor further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 9.10 of the Merger Agreement. Except for the rights of the Company set forth in the second sentence of this paragraph, nothing in this letter, express or implied, is intended to confer upon any Person other than Parent, Investors and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter or to confer upon any Person any rights or remedies against any Person other than the Investors (but only at the direction of the Investors as contemplated hereby) under or by reason of this letter. Without limiting the foregoing, no Person (other than Parent or the Company, but in the case of the Company, only on the terms, and subject to the limitations, set forth in this paragraph and Section 9.10 of the Merger Agreement) shall have any right to specifically enforce this letter or to cause Parent to specifically enforce this letter.

April 30, 2018

5. None of the Investors, Parent or the Company may assign or delegate (whether by operation of law, merger, consolidation or otherwise) their respective rights, interests or obligations hereunder to any other person without the prior written consent of the Company (in the case of an assignment by any Investor or Parent) or Investors (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect; provided, however, that each Investor reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Commitment to one or more of its Affiliates or, subject to the Company’s prior written consent with respect to any such assignment, equity financing sources or other investors, and only upon the actual funding of such assigned portion of the Commitment to Parent in accordance with this letter. Effective upon the Closing, Investors shall have no further obligation to Parent (or any other person) with respect to such funded assigned portion. Notwithstanding the foregoing, each Investor acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company, any such assignment shall not relieve such Investor of its obligation to invest the full amount of its Maximum Investor Commitment. Subject to the foregoing, all of the terms and provisions of this letter shall inure to the benefit of and be binding upon the parties hereto and the Company and their respective successors and permitted assigns.

6. Concurrently with the execution and delivery of this letter, the Investors are executing and delivering to the Company a Limited Guarantee, dated as of the date hereof, in favor of the Company in respect of Parent’s and Purchaser’s obligations under the Merger Agreement, including Parent’s obligation to pay the Parent Termination Fee and its other payment obligations under the Merger Agreement (including the Reimbursement Obligations), including any such payment obligation arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Limited Guarantee. The Company’s remedies against Investors under the Limited Guarantee, the Company’s rights under this letter and the Company’s remedies against Parent and Purchaser under the Merger Agreement and/or against HGGC, LLC (“Investor Management”) under the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against (i) any Investor, Parent, Purchaser, or Investor Management, respectively, and (ii) any respective former, current and future equity holders, controlling persons, directors, officers, employees, agents, advisors, Affiliates, members, managers, general or limited partners or assignees of any Investor, Parent, Purchaser, or Investor Management, respectively, or any respective former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor or assignee of any of the foregoing (other than any Investor solely to the extent provided in the Limited Guarantee and this letter, Parent and Purchaser solely to the extent provided in the Merger Agreement and Investor Management solely to the extent provided in the Confidentiality Agreement) (those persons and entities described in clause (ii), excluding Investors, Parent, Purchaser, and Investor

April 30, 2018

Management, each being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event Parent or Purchaser breaches its obligations under the Merger Agreement, whether or not Parent’s or Purchaser’s breach is caused by an Investor’s breach of its obligations under this letter or Investor Management’s breach of its obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this paragraph or in the Limited Guarantee, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in the fourth paragraph of this letter, may cause Parent and Purchaser to, or to directly cause, the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 9.10 of the Merger Agreement or on the terms, and subject to the conditions, set forth in the paragraphs 1 and 3 of this letter. Notwithstanding anything to the contrary contained herein or in the Limited Guarantee, under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief that results in the Closing to occur, on the one hand, and the payment of any monetary damages whatsoever, on the other hand.

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that each Investor is a partnership, Parent covenants, agrees and acknowledges that no Person other than the Investors shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parent Party for any obligations of the Investors under this letter or for any claim based on, in respect of or by reason of any such obligations or their creation, through Parent, Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Under no circumstances shall any Investor be liable to the Company or any other Person for punitive, exemplary, multiple, special or similar damages.

8. This letter, the Merger Agreement (including the Exhibits and Schedules thereto), the Confidentiality Agreement and the Limited Guarantee reflect the entire understanding and agreement of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This letter may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto and the Company. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this letter or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such

April 30, 2018

provisions, rights or privileges hereunder. No failure or delay by any party or the Company in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless there has been prior or concurrent execution and delivery of the Merger Agreement by each of the parties thereto.

9. Notwithstanding anything that may be expressed or implied in this letter, each of Parent and the Company, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no Persons other than each of the undersigned shall have any obligation hereunder and that no recourse hereunder, under the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, direct or indirect stockholder, Affiliate or assignee (other than a permitted assignee of the Commitment hereunder) of any of the undersigned (and to the extent a portion of the Commitment is assigned to one or more permitted assignees, such permitted assignees) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee (other than a permitted assignee of the Commitment hereunder) of any of the foregoing (but excluding Investors, Parent and Purchaser) (each of such persons (but excluding the Investors, Parent and Purchaser), a “Related Person”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of the Company against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person in connection with this letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

10. This letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with their execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable law. Without limiting the foregoing, the Company may disclose this letter to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings relating to the Offer and the Merger.

11. This letter and any action (whether at law, in contract or in tort) that may be directly or indirectly based upon, relating to arising out of this letter, or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to paragraph 12 below, in any action or proceeding arising out of or relating to the Commitment, this letter or any of the transactions

April 30, 2018

contemplated by this letter: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this paragraph 11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which (a) Parent is to receive notice in accordance with Section 9.02 of the Merger Agreement, in the case of service of process against Parent, and (b) the Guarantor is to receive notice in accordance with paragraph 13 of the Limited Guarantee, in the case of service of process against Investor. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

12. EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

13. Each party to this letter hereby represents and warrants with respect to itself to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis, and (f) all approvals of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other

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action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance by it of this letter agreement. In addition, each Investor represents and warrants to Parent that (a) it has the financial capacity to pay and perform all of its obligations under this letter and (b) it has available capital equal to or in excess of its Maximum Investor Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill its Maximum Investor Commitment under this letter shall be available to such Investor for as long as this letter and the Commitment hereunder shall remain in effect.

14. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investors under this letter are solely contractual in nature.

15. In consideration of the undersigned’s execution and delivery of this letter, Parent agrees, whether or not the transactions contemplated by the Merger Agreement are consummated, (a) to pay and hold each Investor (and its Affiliates, and their respective directors, partners, officers, employees, agents and advisors) harmless from and against any and all liabilities or losses with respect to or arising out of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), this letter, or the execution, delivery, enforcement and performance, or consummation, of the Merger Agreement or any of the other agreements and other transactions referred to herein or in any agreements executed in connection herewith and (b) to pay upon receipt of an invoice the costs and expenses of each Investor (including the fees and disbursements of counsel to each Investor) arising in connection with the preparation, execution and delivery of this letter. Each Investor acknowledges and agrees that Parent’s obligations under this paragraph 15 shall be subordinate to and shall not interfere with or reduce the obligations of Parent to fund the equity commitment contemplated by this letter and the Merger Agreement.

16. If any condition, term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions, terms and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraphs 6 and 7 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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17. This letter may be signed in two or more counterparts (including by electronic transmission, by facsimile or email in .pdf format), any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

*    *    *    *    *

If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

HGGC FUND II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-A, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-B, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

{Equity Commitment Letter}

HGGC FUND II-C, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-D, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC AFFILIATE INVESTORS II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

{Equity Commitment Letter}

HGGC ASSOCIATES II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

Accepted and agreed to as of the date first above written:

RIPTIDE PARENT, LLC

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Chief Executive Officer

{Equity Commitment Letter}

Schedule A

Maximum Investor Commitment

Investor	Maximum Investor Commitment
HGGC Fund II, L.P.	52.683%
HGGC Fund II-A, L.P.	33.122%
HGGC Fund II-B, L.P.	5.663%
HGGC Fund II-C, L.P.	6.413%
HGGC Fund II-D, L.P.	1.516%
HGGC Associates II, L.P.	0.541%
HGGC Affiliate Investors II, L.P.	0.062%

Total	100.00%

{Equity Commitment Letter}